EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

SCICLONE PHARMACEUTICALS INTERNATIONAL LIMITED

SCICLONE PHARMACEUTICALS ITALY SRL

SCICLONE DO BRASIL — PRODUTOS FARMACEUTICOS LTDA

SCICLONE PHARMACEUTICALS INTERNATIONAL CHINA HOLDING LTD

SCICLONE PHARMACEUTICALS (CHINA) LTD

SCICLONE PHARMA LIMITED

PRODUCTS ACQUISITION INTERNATIONAL LTD